UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 17, 2010

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

Jackson Hewitt Tax Service Inc. (the “Company”) has previously disclosed that on April 30, 2010 it and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into a Fourth Amendment (the “Amendment”) to their Amended and Restated Credit Agreement, originally dated as of October 6, 2006 (as amended by the Amendment, the “Credit Agreement”), with Wells Fargo Bank, N.A. (as successor-by-merger to Wachovia Bank, National Association), as Administrative Agent (the “Administrative Agent”), and the lenders thereto (the “Lenders”).

The Credit Agreement contains a number of events of default that may be declared by the Lenders, including adverse regulatory and/or policy statements with respect to the continuation of the refund anticipation loan (“RAL”) program in a manner acceptable to Lenders; failure to present a satisfactory business plan to the Lenders; a termination of the Company’s exclusive Walmart kiosk license agreement, which also contains early termination rights if the Company were to receive a notice of default by the Lenders under the credit facility; and lack of compliance with the financial covenants under the credit facility. In addition, the Credit Agreement includes certain events of default related to the continuation and funding of the Company’s 2011 RAL program that require the Company to meet certain milestones for the remainder of 2010. These milestones include obtaining a proposal letter regarding funding commitments for the Company’s RAL program by September 15, 2010 (the “Proposal Letters”); obtaining a commitment letter from such funding sources by November 19, 2010; and executing definitive documents for the 2011 RAL program by December 9, 2010.

On September 15, 2010, the Company delivered the Proposal Letters to the Administrative Agent as required under the Credit Agreement. These Proposal Letters do not represent commitments on the part of the providers or potential funders of the RAL program and there can be no assurance that Jackson Hewitt will ultimately be successful in meeting the needs of its system for RAL product in the coming tax season. In addition, there can be no assurance that the Proposal Letters will be deemed acceptable to the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/S/ DANIEL P. O’BRIEN
Daniel P. O’Brien
Executive Vice President and Chief Financial Officer

Date: September 17, 2010